Exhibit 10.12

November 13, 2018

General Electric Company

Attention:	James M. Waterbury
Telephone:	(617) 443-3030
Facsimile:	(617) 428-8402

Email: jim.waterbury@ge.com

Re: Following aspects of that certain Amended and Restated Intellectual Property Cross License Agreement, by and between General Electric Company and Baker Hughes, a GE company, LLC, dated as of the date hereof (the “Amended and Restated Intellectual Property Cross License Agreement”)

Ladies and Gentlemen:

We are writing to confirm our understanding and agreement regarding the Amended and Restated Intellectual Property Cross License Agreement. The statements below are all subject to the occurrence of the Effective Date (as that term is defined in the Amended and Restated Intellectual Property Cross License Agreement). If the Effective Date fails to occur, none of GE, GE Digital LLC, GE Power or the Company shall have any obligations under this letter agreement. Statements 2 and 3 below are further subject to Wabtec Corporation providing its consent.

1.	GE shall transfer the Transferred Patents to the Company as of the Effective Date.

2.	Subject to obtaining necessary consents from Wabtec Corporation, which GE and GE Transportation’s BD teams will work in good faith to obtain, GE shall transfer as of the Effective Date the Transportation Dockets to the GE entity that will be contributed to the merged entity in connection with the Agreement and Plan of Merger dated as of May 20, 2018 among General Electric Company, Transportation Systems Holdings Inc., Westinghouse Air Brake Technologies Corporation and Wabtec US Rail Holdings, Inc.

3.	Subject to obtaining necessary consents from Wabtec Corporation, which GE and GE Transportation’s BD teams will work in good faith to obtain, GE Transportation shall file continuation-in-part applications on patents and patent applications listed in Appendix A (“Transportation Patent Family”) with additional subject matter and claims specific to the transportation space by the Effective Date. Such continuation-in-part patent applications will be owned by GE Transportation. GE Transportation shall transfer the Transportation Patent Family to BHGE within 30 days following the filing of such continuation-in-part patent applications.

4.	GE Digital LLC shall transfer the Digital Dockets to BHGE as of the Effective Date.

5.	GE Power shall transfer the Power Dockets to BHGE as of the Effective Date.

6.	This letter agreement is supplemental to the Amended and Restated Intellectual Property Cross License Agreement and incorporates its terms by this reference. To the extent of any conflict between this letter agreement and the Amended and Restated Intellectual Property Cross License Agreement, this letter agreement shall control.

7.	The Parties shall take any additional actions necessary or requested to effectuate the transactions contemplated by this letter agreement and agree that each Party shall be entitled to equitable relief (without the need to post any bond) to specifically enforce the terms of this letter agreement (in addition to all other remedies to which such Party may be entitled at law or in equity). This letter agreement shall be governed by the laws of the State of New York. Capitalized terms used in this letter agreement shall have the meanings in the Amended and Restated Intellectual Property Cross License.

Sincerely,

BAKER HUGHES, A GE COMPANY, LLC

By	/s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary

GENERAL ELECTRIC COMPANY

By	/s/ James M. Waterbury
Name: James M. Waterbury
Title: Vice President